                                  Exhibit 10(m)

    Portions of this document indicated by an ++ have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such information

                                LICENSE AGREEMENT

This License Agreement, dated February 18, 2003, ("Agreement") is entered into by and between Scanis, Inc., a corporation organized and existing under the laws of the State of California, having an office and place of business at 1111 Triton Drive, Suite 201, Foster City, CA 94404 (hereinafter referred to as "SCANIS") and iCAD, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 4 Townsend West, Suite 17, Nashua, NH 03063 (hereinafter referred to as "ICAD").

                                    STATEMENT

SCANIS is the owner of all right, title and interest in and to U.S. Patent
No. 5,212,637 of May 18, 1993, entitled "Method Of Investigating Mammograms For Masses And Calcifications, And Apparatus For Practicing Such Method", Canadian Patent No. 2,069,429 and Japanese Patent No. 3,121,008. SCANIS desires to grant and ICAD desires to receive a license under such patents and any related patents to manufacture, market, and sell products incorporating the invention claimed in such patents and any related patents.

ICAD and its Subsidiaries also develop, manufacture and sell medical film digitizers suitable for use in medical imaging and analysis, and uniquely applicable to SCANIS' business and business objectives. Prior to this Agreement, ICAD retained the right to limit or deny SCANIS access to such current and prospective digitizer products, actions by ICAD that would substantially enhance ICAD's competitive position with respect to SCANIS in SCANIS' key markets. Failure of SCANIS to acquire such digitizer products from ICAD is deemed likely by SCANIS to materially and adversely affect SCANIS business plan, operations and financial performance.

By a concurrent Original Equipment Manufacturing Supply Agreement, dated the same date as this Agreement, (the "OEM Agreement") between SCANIS and Howtek Devices Corporation, a wholly-owned subsidiary of ICAD ("HOWTEK"), ICAD makes such digitizer products available to SCANIS, substantially enhancing SCANIS' competitive position with respect to ICAD in ICAD's key markets. The parties acknowledge that making ICAD digitizers available to SCANIS is expected to materially increase sales of computer aided detection systems by SCANIS and materially decrease sales of computer aided detection systems by ICAD, and therefore represents a significant, material and continuing element of consideration herein.

Additionally, in bargaining herein, the parties have agreed to certain credits to be granted by ICAD to SCANIS with respect to the purchase of HOWTEK digitizers over the term of this Agreement.

Now, therefore, in consideration of the mutual promises herein contained, the parties agree as follows:

      1. DEFINITIONS. As used in this Agreement, the following terms shall have the meaning indicated below:

            a.    "Licensed Patents" shall mean those patents identified in
                  Exhibit 1 to this Agreement.

            b. "Licensed Patent Rights" shall mean the rights which are held or which come to be held by SCANIS and its successors and assigns by virtue of its ownership of the Licensed Patents.

            c. "Licensed Products" shall include scanners, digitizers, and other equipment, software, firmware and methods for medical imaging and/or analysis, whether those products presently exist or are developed in the future, that contain, reduce to practice or otherwise incorporate some or all inventions that are subject to the Licensed Patent Rights.

            d. "Subsidiary" shall mean any business entities (1) of which, as of the Effective Date of this Agreement, ICAD owns more than 50% of the voting ownership interests or has the ability to elect a majority of the members of the governing body of such business entity; and (2) which may be organized by iCAD, subsequent to the Effective Date of this Agreement, for bone fide organizational, manufacturing, legal, liability management or tax management purposes, or to comply with foreign laws, regulations or market requirements.

            e. "Effective Date" shall mean the date on which the last party to this Agreement executes this Agreement or the date upon which all of the parties to the OEM Agreement have executed that agreement, whichever is the last to occur.

      2.    WARRANTIES.

            a.    SCANIS warrants and represents as follows:

                  i. that it is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Patent Rights and to the invention disclosed and claimed therein;

                  ii. that it has the right to enter into this Agreement with ICAD;

                  iii. that there are no liens, conveyances, mortgages, assignments, encumbrances or other agreements which would prevent or impair the full and complete exercise by ICAD and its Subsidiaries of all rights and licenses granted by SCANIS in this Agreement;

                  iv. that it has not entered into, and shall not enter into, any agreements which would interfere with the rights and licenses granted pursuant to this License Agreement for the full term of this Agreement;

                  v. that as of the date of this Agreement, it does not own or control any other patent or patent application relating to scanners or digitizers or related software or methods for medical imaging;

                  vi. that as of the Effective Date of this License Agreement, it has not received an assertion from any third party, nor an opinion from its counsel, that the Licensed Patent Rights are invalid or unenforceable for any reason.

            b.    ICAD warrants and represents as follows:

                  i. that it has the right to enter into this Agreement with SCANIS and that HOWTEK has the right to enter into the OEM Agreement with SCANIS;

                  ii. that ICAD's entry into this Agreement and the performance of ICAD's obligations under this Agreement will not constitute a breach of or default under of any agreement to which it is bound or a violation of any court or administrative order or decree to which it is subject;

                  iii. that HOWTEK's entry into the OEM Agreement and the performance of HOWTEK's obligations under that agreement will not constitute a breach of or default under of any agreement to which it is bound or a violation of any court or administrative judgment or order to which it is subject;

                  iv. except with respect to that patent litigation commenced by R2 Technologies, et al, against iCAD, that neither ICAD nor HOWTEK is the subject of any pending or threatened suit or administrative action nor, to the knowledge of ICAD, any investigation which may result in a judgment or order that would reasonably be expected to prohibit or limit ICAD or HOWTEK from performing their respective obligations under this Agreement or the OEM Agreement;

                  v. that Exhibit 2 to this Agreement sets forth a complete list of all business entities that are Subsidiaries of ICAD as of the Effective Date.

      3.    LICENSE, RELEASE AND COVENANT.

            a. SCANIS, on behalf of itself and its successors and assigns in the Licensed Patent Rights, hereby grants to ICAD and its Subsidiaries a non-exclusive, world-wide, right and license to make, have made, use, sell, offer for sale, lease, import, export, or otherwise dispose of Licensed Products throughout the world.

            b. SCANIS hereby releases and discharges ICAD as well as any end users, distributors, customers, dealers, licensees and suppliers of ICAD throughout the world, whether direct or indirect, immediate or remote, from any and all claims for infringement of the Licensed Patent Rights which SCANIS had at any time prior to the Effective Date or may have in the future based on acts before the Effective Date under the Licensed Patents Rights arising out of the manufacture, use, license, sale, offer for sale, lease, import, export, or other disposition of Licensed Products manufactured, sold, offered for sale, leased, imported, exported or otherwise disposed of by or on behalf of ICAD or its Subsidiaries.

            c. SCANIS further agrees for itself and its successors and assigns that, except in the event of termination of this License Agreement by SCANIS for cause, it will not at any time or in any capacity assert any claim or commence or prosecute any action, suit, or proceeding against ICAD or against any end user, distributor, customer, dealer, licensee or supplier of ICAD, whether direct or indirect, immediate or remote, based on infringement of the Licensed Patent Rights by the direct and/or contributory infringement or by inducement arising out of the manufacture, use, sale, offer for sale, lease, import, export, or other disposition of scanners and digitizers made, used, sold, offered for sale, leased, imported, exported, or otherwise disposed of by or on behalf of ICAD or its Subsidiaries.

            d. Except as set forth in section 1.(d)(2), if any business entity which is not a Subsidiary as of the Effective Date of this Agreement becomes a Subsidiary (a "New Subsidiary"), that New Subsidiary shall not have the license pertaining to the Licensed Patent Rights set forth in this Agreement unless SCANIS agrees in writing to the extension of this license to that New Subsidiary. Nothing in this Agreement shall place any obligation on SCANIS to agree to such an extension of the license to a New Subsidiary.

            e. Products manufactured by ICAD's licensees, OEM and private-label customers incorporating ICAD's Licensed Products receive, as to such products, the same license release and non-assertion granted in this Agreement, to the extent that such products infringe the Licensed Patents as a result of the normal and intended use of such Licensed Products.

      4. CONSIDERATION. In consideration of the license granted under this Agreement, SCANIS shall be entitled to receive the following consideration:

            a. ICAD agrees to make certain digitizer products available to SCANIS, as set forth in the OEM Agreement, notwithstanding the fact that such products will be used by SCANIS to compete with ICAD in certain markets;

            b. SCANIS shall receive the following reduction in the per unit purchase price of digitizers SCANIS purchases from HOWTEK (the "Credits") pursuant to the OEM Agreement:

                  i. As to ICAD and its Subsidiaries' MultiRAD Film Digitizer (as further defined in the OEM Agreement), the Credit shall be ++ per unit purchased.

                  ii. As to ICAD and its Subsidiaries' Fulcrum Film Digitizer (as further defined in the OEM Agreement), the Credit shall be ++ per unit purchased.

            c. The Credits set forth herein shall be taken within a period of five years from the Effective Date of this Agreement, and credits not taken within such period shall expire.

            d. The per-unit credit granted pursuant to this paragraph shall, in any case, be limited so as not to reduce HOWTEK's gross margin after application of the credit to less than ++ as defined by generally accepted accounting standards.

            e. The maximum aggregate Credits SCANIS will be eligible to receive under this Agreement shall be ++.


[++ represents confidential treatment request]

            f. A Credit for any unit of a product will be deemed received by SCANIS when SCANIS becomes obligated to pay for that product. If a SCANIS returns a product that does not comply with the warranties set forth in the OEM Agreement and receives a refund of the purchase price or does not receive a replacement product that comply with those warranties, the amount of the Credit attributed to the purchase of that product will be subtracted from the aggregate Credits SCANIS will be deemed to have received.

            g. The Credits shall be applicable only to purchases by or on behalf of Scanis for use with Scanis' Computer-aided detection system, by Scanis, its subsidiaries, distributors and licensees. In the event of the acquisition of Scanis by any third party, the Credits shall be thereafter be applicable to purchases with respect to Scanis' scale and volume of overall computer-aided detection business at the time of such acquisition, plus annual increases equal to the greater of (1) Scanis' growth rate prior to acquisition, and (2) overall market growth), and shall not otherwise be assignable, acquirable or assumable.

            h. The rights and licenses granted to ICAD herein shall survive termination of the Original Equipment Manufacturer Supply Agreement.

      5.    TERM.

            a. Except as provided below, the term of the licenses and non-assertions granted herein shall exist from and including the Effective Date to and including the expiration date of the last to expire of the Licensed Patent Rights and at least until all claims for alleged infringement of all such patents are barred by U.S. laws and the U.S. patent statute, and by the laws and statutes of any foreign country in which any one of the Licensed Patent Rights are in force and effect.

            b. Paragraph 5a notwithstanding, the license granted under paragraphs 3a and 3c of this Agreement shall immediately terminate upon the occurrence of either of the following events:

                  i. The license will terminate upon notice to ICAD if ICAD or any it's Subsidiaries commits a material breach of this Agreement, and ICAD and/or the Subsidiary in breach does not cure that breach within thirty (30) days of receiving notice of that breach from SCANIS.

                  ii. The license will terminate upon notice to ICAD if it files a petition for dissolution or ceases active operation as a corporation.

                  iii. The license granted to any Subsidiary of ICAD will terminate with respect to that Subsidiary upon notice to ICAD if the Subsidiary files a petition for dissolution or ceases active operation as a corporation.

                  iv. The termination of the license as provided in paragraph 6b shall not constitute a termination of any provisions of this Agreement other than paragraphs 3a and 3c.

      6. PATENT MARKING. ICAD agrees that pursuant to a request by SCANIS, it will mark Licensed Products or the packaging therefor with appropriate patent notices as may be appropriate under the Patent Laws of the United States and the laws of any other jurisdictions in which SCANIS obtains patents with respect to the inventions subject to the Licensed Patent Rights. Such notices shall clearly identify SCANIS as the owner of the Licensed Patent Rights. At SCANIS's request, ICAD shall provide specimens of Licensed Products and packaging showing patent notices to be placed upon such products and packaging.

      7.    PATENT ENFORCEMENT.

            a. If ICAD becomes aware that any third party is infringing or may be infringing upon the Licensed Patent Rights, ICAD agrees that it will provide SCANIS with notice of such infringement. ICAD agrees that it will provide SCANIS with such a notice of infringement promptly, but in any event by no later than ten
                  (10) days after it becomes aware of such infringement.

            b. SCANIS shall have the sole right to enforce and perfect the Licensed Patent Rights. In this regard, SCANIS shall have the sole right to take any action in response to actual or possible infringement of the Licensed Patent Rights, including but not limited to the right to make, in its sole discretion, all decisions as to: (i) whether to commence litigation against any infringer of these rights; (ii) the manner in which it conducts this litigation; (iii) whether to resolve such litigation through settlement; and (iv) the terms under which it may settle such litigation. SCANIS reserves the right, in its sole discretion, to resolve any threatened or pending legal action pertaining to the Licensed Patent Rights by granting a license to such third party on terms SCANIS deems to be acceptable. The foregoing notwithstanding, SCANIS agrees that it shall not enter into any settlement of such litigation that would terminate or modify the license ICAD and its Subsidiaries have received under paragraph 3 of this Agreement without ICAD's prior written consent.

      8.    NO CHALLENGE TO RIGHTS - AKNOWLEDGEMENT OF OWNERSHIP.

            a. ICAD, on behalf of itself and the Subsidiaries (but not on behalf of any acquirer, successor or New Subsidiary of iCAD which is, by the terms of this Agreement, denied the rights granted to iCAD under paragraph 3, hereof), agrees that it shall not, nor allow its Subsidiaries to: (i) challenge the validity the Licensed Patent Rights or SCANIS's ownership of those Licensed Patent Rights; or (ii) assert any ownership interest or other interest in the Licensed Patent Rights or any invention described therein other than the license granted in paragraph 3 of this Agreement.

            b. No later than two (2) weeks following the date of this Agreement, ICAD shall issue a public statement announcing that is has entered into this Agreement and has received a non-exclusive license from SCANIS with respect to the Licensed Patent Rights. The announcement shall further state that SCANIS is the owner of the Licensed Patent Rights. ICAD agrees that it will provide a copy of the proposed public announcement no later than seventy-two (72) hours prior to its scheduled release.

      9.    RELATIONSHIP OF THE PARTIES.

            a. Nothing contained in this Agreement shall be deemed to (i) make either party or any employee of such party the agent, employee, joint venture or partner of the other party; (ii) provide either party or any employee of such party with the power or authority to act on behalf of the other party or to bind the other party to any contract, agreement or arrangement with any other person.

            b. All personnel employed or otherwise engaged by either party shall be the agents, servants, and employees of such party only, and the other party shall incur no obligations or liabilities, express or implied, by reason of the conduct of such personnel.

      10. WAIVER. Waiver by either party hereto of any breach or default by the other party of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. A party may only be deemed to have waived any breach or default by the other party if that waiver is in writing and is signed by that party.

      11. COSTS AND EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall be responsible for its own expenses incurred in connection with the performance of its obligations under this Agreement.

      12. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior negotiations, representations, and agreements made by and between the parties concerning that subject matter. No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereto; provided, however, that the waiver by either party hereto of compliance by the other party with any provision hereof or of any breach or default of such other party need be signed only by the party waiving such provision, breach or default. The foregoing notwithstanding, nothing in this Agreement shall constitute the termination or amendment of any agreement between SCANIS and HOWTEK.

      13. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding that state's conflict of laws principles.

      14.   NON-ASSIGNMENT.

            a. Except as expressly provided herein, ICAD and its Subsidiaries may not assign their rights under this Agreement to any other person or entity, whether by operation of law or otherwise, without the prior written consent of SCANIS, which may be withheld in SCANIS' sole discretion. Any assignment or purported assignment by ICAD or any Subsidiaries in violation of this paragraph shall be null and void.

            b. Notwithstanding the above, in the event of the acquisition of iCAD by another party, the licenses granted under paragraph 3 shall remain effective with respect to Licensed Products equivalent in annual sales value to the annual sales value of Licensed Products by iCAD and its Subsidiaries as of the time of such acquisition, plus annual increases equal to the greater of (1) iCAD's and its Subsidiairies' growth rate prior to acquisition, and (2) overall market growth.

            c. Subject to paragraph 4(g), SCANIS may assign its rights under this Agreement, and this Agreement shall be binding upon and inure to the benefit of SCANIS's assignees and successors.

      15. NOTICES. All notices provided for in this Agreement shall be effective when they are served either by personal delivery, or sent by letter by overnight courier service with acknowledgment of receipt required and simultaneously sent by facsimile to the receiving party at the following address:

                         If to ICAD:

                         Chief Executive Officer
                         iCAD, Inc.
                         4 Townsend West, Suite 17, Nashua, NH 03063
                         Fax: (603) 880-3843

                         If to SCANIS:
                         Chief Executive Officer
                         SCANIS, INC.
                         1111 Triton Drive, Suite 201, Foster City, CA 94494
                         Fax: (650) 378-4109

                         With a copy to:

                         Frederick K. Koenen
                         Foley & Lardner
                         One Maritime Plaza, Sixth Floor
                         San Francisco, CA  94111
                         Fax: (415) 434-4507


      or such other addresses either party shall hereinafter designate in writing to the other party.

      16. INVALIDITY OF PROVISIONS. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable, it is agreed that such unenforceability shall not invalidate the whole agreement, but this Agreement shall be construed as if it did not contain such provisions, insofar as such construction does not materially affect the overall benefit of the bargain evidenced in this Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. If deletion of the unenforceable provision would materially affect the overall benefit of the bargain of the parties, this Agreement shall immediately terminate.

      17. BANKRUPTCY. The parties understand that all rights and licenses granted hereunder are licenses to rights to intellectual property under Section 365(n) of the Bankruptcy Act and, therefore, if SCANIS becomes subject to bankruptcy proceedings, ICAD and the Subsidiaries shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code as licensees of that intellectual property.

      18. ATTORNEYS' FEES. If any action is commenced to enforce or construe this Agreement, the Party who substantially prevails in that action shall be entitled to recover all costs and expenses that Party incurs in the prosecution or defense of that action, including but not limited to reasonable attorneys' fees, in addition to any other relief to which that Party is entitled.

      19. LATE PAYMENTS. Amounts owing under this Agreement that are not made when due shall accrue interest at a rate of one percent (1.0%) per month or the maximum amount of interest allowed under applicable law (whichever is less) until such amounts are paid in full.

      20. TITLES. All titles used in this Agreement herein are for the convenience of reference only and shall not affect the construction of this Agreement.

      21. DUPLICATE ORIGINALS. This Agreement shall be executed in duplicate originals and may first be delivered by facsimile. Execution of this Agreement by the parties and delivery thereof by facsimile shall be valid and binding as of the Effective Date, which will be inserted in the preamble. This Agreement may be executed separately by each of the parties and exchanged by facsimile to establish the Effective Date. Within thirty (30) days of facsimile execution, the parties shall deliver and exchange fully executed originals of the Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in duplicate, by their duly authorized officers or representatives.



SCANIS, INC.

By: /s/ Robert L. Chapman
    ------------------------------


Its. Chief Executive Officer


Witness:        /s/ Christine V. Evans
                ----------------------

iCAD, Inc.

By: /s/ W. Scott Parr
    ------------------------------
       W. Scott Parr

Its. President and Chief Executive Officer
     -------------------------------------

Witness:        /s/ William Langille
                --------------------

                          EXHIBIT 1 - Licensed Patents



"Licensed Patents" shall mean:

      1.    U.S. Patent No. 5,212,637 of May 18, 1993 ("the `637 Patent") and
            any and all parents, divisions, continuations, continuations-in-part, reissues or reexaminations of that patent, as well as any and all foreign patents or foreign patent applications (including utility models) corresponding to said U.S. patent, along with any and all parents, divisions, continuations, continuations-in-part, substitutions or additions to any of the foregoing foreign patents.

      2. Canadian Patent No. 2,069,429 and any and all parents, divisions, continuations, continuations-in-part, reissues or reexaminations of that patent.

      3. Japanese Patent No. 3,121,008 and any and all parents, divisions, continuations, continuations-in-part, reissues or reexaminations of that patent.

      4. Patent to be issued pursuant to European Patent Application No. 90917158.9, claims for which were approved on January 14, 2003 and any and all parents, divisions, continuations, continuations-in-part, reissues or reexaminations of that patent.

      EXHIBIT 2 - Current Subsidiaries

1.    Howtek Devices Corporation

2.    ISSI Acquisition Corporation